Exhibit 23-c

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the following Registration Statements of AT&T Inc.

•	Form S-8 (File No. 333-111026),
•	Form S-8 (File No. 33-54291),
•	Form S-8 (File No. 333-34062),
•	Form S-8 (File No. 33-49855),
•	Form S-8 (File No. 333-49343),
•	Form S-8 (File No. 333-95887)
•	Form S-8 (File No. 333-30669),
•	Form S-8 (File No. 333-54398),
•	Form S-8 (File No. 333-58332),
•	Form S-8 (File No. 33-120894),
•	Form S-8 (File No. 333-99359),
•	Form S-8 (File No. 333-129814), and
•	Form S-3 (File No. 333-118476)

of our report dated March 3, 2005, relating to the financial statements of Omnipoint Facilities Network II, LLC (not included separately therein), which appears in AT&T Inc.’s Annual Report on Form 10-K for the year ended December 31, 2005.

/s/ PricewaterhouseCoopers LLP

Seattle, Washington

February 27, 2006